Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, Pa. 19103-6315

For further information contact:	For release: 5:00 p.m. March 1, 2010
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 866-248-4344

No. 08

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES

NEW BOARD MEMBERS

PHILADELPHIA, March 1, 2010 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced that the members of the Partnership’s general partner have elected Stacy L. Fox and William R. Silver to its board of directors. Ms. Fox currently serves as Senior Vice President and General Counsel of Sunoco, Inc. Mr. Silver currently serves as Chief Financial Officer and Business Manager of Menlo School in Atherton, California.

Ms. Fox recently joined Sunoco, Inc. from the Roxbury Group, a Detroit-based real estate development and legal consulting firm, where she was founder and principal. From 2005 to 2008, Ms. Fox served as Executive Vice President, Chief Administrative Officer and General Counsel for Collins & Aikman Corporation, a leading supplier of automotive interior systems.

Mr. Silver has served as Chief Financial Officer and Business Manager of Menlo School in Atherton, California since 2004. Mr. Silver served as the President of Citibank, F.S.B. in California from 1998 to 1999 and retired from Citigroup, Inc. in 1999, after 24 years of service which included senior management positions in consumer banking, operations management and US and international asset-based financing. Additionally, he was Chairman and CEO of Xetus Corporation, a start-up software company from 1999 to 2002.

“We are pleased to have Stacy and Bill joining our board as directors,” said Lynn L. Elsenhans, Chairman of Sunoco Partners LLC, the Partnership’s general partner. “Their unique qualifications and experience will offer valuable new perspectives as we continue to execute our growth strategy.”

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined product pipelines located in the Northeastern and

Midwestern United States, the MagTex Pipeline System, and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 10.1 million shell barrels of refined products terminal capacity and approximately 23.0 million shell barrels of crude oil terminal capacity (including approximately 19.6 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Crude Oil Pipeline System consists of approximately 3,850 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System.